UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)  September 23, 2005

MAIR HOLDINGS, INC.

(Exact Name of Registrant as Specified in its Charter)

Minnesota	0-17895	41-1616499
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Fifth Street Towers, Suite 1360

150 South Fifth Street

Minneapolis, MN  55402

(Address of Principal Executive Offices, including Zip Code)

(612) 333-0021

Registrant’s Telephone Number, including Area Code

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                          Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On September 23, 2005, Douglas M. Steenland notified MAIR Holdings, Inc. (the “Company”) of his resignation from the Board of Directors, effective immediately.

Item 8.01.  Other Events.

Northwest Airlines, Inc. (“Northwest”) has provided Mesaba Aviation, Inc. (“Mesaba”), a wholly owned subsidiary of MAIR Holdings, Inc. (the “Company”), with Northwest’s flight schedule for the period between October 31, 2005 and December 14, 2005.  The schedule provides that nine of the Avro Regional Jets (“Avros”) operated by Mesaba will be removed from service.  Additionally, on September 21, 2005, Northwest provided Mesaba with written notice of its intent, effective December 20, 2005, to terminate the leases between Northwest and Mesaba for all 35 of the Avros operated by Mesaba.  The termination of these leases and subsequent removal of the Avros from Mesaba’s fleet will result in a substantial decrease in Mesaba’s revenue and will have a material adverse effect on the Company’s financial results.  Mesaba has notified Northwest that the removal of the nine Avros from service as of October 31 is in violation of the parties’ contractual arrangement, and Mesaba is reviewing all available alternatives.

Separately, on September 23, 2005, Mesaba provided written notice to Northwest that a portion of the amount Northwest failed to pay Mesaba on September 12, 2005 included approximately $400,000 due for Mesaba’s provision of ground handling services to Northwest and Pinnacle Airlines, Inc.  Mesaba notified Northwest that Mesaba reserves the right to terminate ground handling services and to exercise any other available remedies.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 23, 2005	By	/s/ Ruth M. Timm
Ruth M. Timm
	Its	Vice President, General Counsel